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                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY
                    INDIVIDUAL ROTH IRA ANNUITY ENDORSEMENT

The policy or contract ("Contract") to which this Endorsement is attached is issued as a Roth individual retirement annuity ("Roth IRA") described in
Section 408A of the Internal Revenue Code of 1986 and applicable regulations (the "Code"), and all provisions of the Contract, as endorsed, shall be interpreted in accordance with the requirements of the Code applicable to Roth IRAs. Where the provisions of the Endorsement are inconsistent with the provisions of the Contract, or any rider of the Contract, the provisions of the Endorsement will control. Notwithstanding any provision contained therein to the contrary, the Contract to which this Endorsement is attached is amended as follows:

Article 1 - Owner and Annuitant

The Owner must be the sole Owner of the Contract. A Joint Owner cannot be named. Also, except as otherwise permitted under the Code and applicable regulations, the Owner cannot be changed. All distributions made while the Owner is alive must be made to the Owner. While living, the Owner will be the Annuitant.

Article 2 - Nontransferable and Nonforfeitable

The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries. The interest of the Owner in this Contract is nontransferable and, except as provided by law, is nonforfeitable. In particular, the Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than to the Company.

Article 3 - Premium Payments

(a) Maximum Permissible Amount. Except in the case of a qualified rollover contribution or recharacterization (defined in (f) below), no contribution will be accepted unless it is in cash and the total of such contributions to all the Owner's Roth IRAs for a taxable year does not exceed the applicable amount (as defined in (b) below), or the Owner's compensation (as defined in (h) below), if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the applicable amount or the Owner's compensation is referred to as a "regular contribution". However, notwithstanding the dollar limits on contributions, an Owner may make a repayment of a qualified reservist distribution described in Code Section 72(t) (2) (G) during the 2-year period beginning on the day after the end of the active duty period or by August 17, 2008, if later. A "qualified rollover contribution" is a rollover contribution of a distribution from an IRA that meets the requirements of Section 408(d)(3) of the Code, except the one-rollover-per-year rule of Section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "nonRoth IRA"). For taxable years beginning after 2005, a qualified rollover contribution includes a rollover from a designated Roth account described in Code Section 402A; and for taxable years beginning after 2007, a qualified rollover contribution also includes a rollover from an eligible retirement plan described in Section 402 (c) (8) (B). Contributions may be limited under (c) through (e) below.

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(b) Applicable Amount. The applicable amount is determined under (i) or
    (ii) below:

    (i) If the Owner is under age 50, the applicable amount is $3,000 for any taxable year beginning in 2002 through 2004, $4,000 for any taxable year beginning in 2005 through 2007 and $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the $5,000 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b) (5) (D). Such adjustments will be in multiples of $500.

    (ii)  If the Owner is 50 or Older, the applicable amount under paragraph
          (i) above is increased by $500 for any taxable year beginning in 2002 through 2005 and by $1,000 for any taxable year beginning in 2006 and years thereafter.

    (iii) If the Owner was a participant in a Section 401(k) plan of a certain employer in bankruptcy described in Code Section 219(c) (5) (C), then the applicable amount under paragraph (i) above is increased by $3,000 for taxable years beginning after 2006 and before 2010 only. An Owner who makes contributions under this paragraph (iii) may not also make contributions under paragraph (ii).

(c) Regular Contribution Limit. If (i) and/or (ii) below apply, the maximum regular contribution that can be made to all the Owner's Roth IRAs for a taxable year is the smaller amount determined under (i) or (ii).

    (i) The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income ("modified AGI," defined in (g) below) in accordance with the following table:

Filing Status        Full Contribution   Phase-out Range   No Contribution
-------------        ----------------- ------------------- ----------------
Single or Head of    $95,000 or less   Between $95,000 and $1 10,00 or more
Household                              $110,000
Joint Return or      $150,000 or less  Between $150,000    $160,000 or more
Qualifying Widow(er)                   and $160,000
Married - Separate   $0                Between $0 and      $10,000 or more
Return                                 $10,000

          If the Owner's modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 408A(c) (3). Such adjustments will be in multiples of $1,000.

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    (ii)  If the Owner makes regular contributions to both Roth and nonRoth
          IRAs for a taxable year, the maximum regular contribution that can be made to all the Owner's Roth IRAs for that taxable year is reduced by the regular contributions made to the Owner's nonRoth IRAs for the taxable year.

(d) Qualified Rollover Contribution Limit. A rollover from an eligible retirement plan other than a Roth IRA or a designated Roth account cannot be made to this IRA if, for the year the amount is distributed from the other plan,

    (i)   the Owner is married and files a separate return,

    (ii) the Owner is not married and has modified AGI in excess of $100,000, or

    (iii) the Owner is married and together the Owner and the Owner's spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year. For taxable years beginning after 2009, the limits in this paragraph
          (d) do not apply to qualified rollover contributions.

(e) SIMPLE IRA Limit. No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan.

(f) Recharacterization. A regular contribution to a nonRoth IRA may be recharacterized pursuant to the rules in Section 1 .408A-5 of the regulations as a regular contribution to this IRA, subject to the limits in
    (c) above.

(g) Modified AGI. For purposes of the (c) and (d) above, an Owner's modified AGI for a taxable year is defined in Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from an eligible retirement plan other than a Roth IRA (a "conversion").

(h) Compensation. For purposes of (a) above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of percentage of profits, commissions on insurance premiums, tips and bonuses) and includes earned income, as defined in Section 401 (c)(2) (reduced by the deduction the self-employed Owner takes for contributions made to a self-employed retirement plan). For purposes of this definition, section 401 (c)(2) shall be applied as if the term trade or business for purposes of Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the Owner's gross income under Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Section 71 (b)(2). In the case of a married Owner filing a joint return, the greater compensation of his our her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a nonRoth IRA.

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(i) Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year of the refund, toward the payment of future premiums or the purchase of additional benefits.

    Except in the case of a singe premium Contract, no premium payment subsequent to the initial premium payment will be accepted unless it is equal to or at least $50.00. In the case of a single premium Contract, no premiums or contributions will be accepted after the Policy Date specified in the Contract.

Article 4 - Required Distributions Generally

(a) Notwithstanding any provision of this IRA to the contrary, the distribution of the Owner's interest in the IRA shall be made in accordance with the requirements of Code Section

    408 (b)(3), as modified by Section 408A(c)(5), and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under paragraph (b) below) must satisfy the requirements of Code Section 408(a)(6), as modified by Section 408A(c)(5), and the regulations thereunder, rather than the distribution rules in Article 6 below.

(b) The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As -7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

Article 5 - Distributions During Owner's Life

No amount is required to be distributed prior to the death of the Owner for whose benefit the Contract was originally established.

Article 6 - Distributions After Owner's Death

(a) Upon the death of the Owner, his or her entire interest will be distributed at least as rapidly as follows:

    (i) If the designated beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner's death, or, if elected, in accordance with paragraph (a)(iii) below.

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    (ii)  If the Owner's sole designated beneficiary is the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70 1/2 if later), over such spouse's life, or, if elected, in accordance with paragraph (a)(iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (a)(iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

    (iii) If there is no designated beneficiary, or if applicable by operation of paragraph (a)(i) or (a)(ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (a)(ii) above).

    (iv) Life expectancy is determined using the Single Life Table in Q & A -1 of Section 1.401 (a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (a)(I) or (ii) and reduced by 1 for each subsequent year.

(b) For purposes of the paragraph (a)(ii) above, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401 (a)(9)-6T of the Temporary Income Tax Regulations, the required distributions are considered to commence on the annuity starting date.

(c) If the sole designated beneficiary is the individual's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

Article 7 - Optional Payment Plans

All optional payment plans under the contract must meet the requirements applicable to Roth IRAs under the Code. The provisions of this Endorsement reflecting the requirements applicable to Roth IRAs override any optional payment plan inconsistent with such requirements.

If a guaranteed period of payments is chosen under an optional payment plan, the length of the period must not exceed the applicable maximum period under Q&As-3 and -10 of Section 1.401 (a)(9)-6T of the Temporary Income Tax Regulations.

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Article 8 - Annual Reports

The Company will furnish annual calendar year reports concerning the status of this Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

Article 9 - Code Requirements

The provisions of this Endorsement are intended to comply with the requirements applicable to Roth IRAs. The Company reserves the right to amend the Contract and this Endorsement from time to time, without the Owner's consent, when such amendment is necessary to assure continued compliance with the requirements of
Section 408A of the Code (and any successor provision) as in effect from time to time. The Owner has the right to refuse to accept any such amendment; however, we shall not be held liable for any tax consequences incurred by the Owner as a result of such refusal.

For Genworth Life And Annuity Insurance Company

                                                  /s/ Pamela S. Schutz
                                                  -----------------------------
                                                  Pamela S. Schutz
                                                  President

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